For Immediate Release August 9, 2012	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES RECORD 2012 SECOND QUARTER RESULTS
SANDUSKY, OHIO, August 9, 2012 - Cedar Fair Entertainment Company (NYSE: FUN) today reported record results for its second quarter ended July 1, 2012 and provided attendance and revenue trends through this past Sunday, August 5, 2012.
Highlights

•
Revenues through August 5, 2012 were up approximately $21 million, or 3%, when compared with August 7, 2011, on a 4%, or $1.46, increase in average in-park guest per capita spending and a 2%, or approximately $1 million, increase in out-of-park revenues.

•	“FUNforward” growth initiatives announced in January continue to gain traction with guests, including a new e-commerce platform and premium benefit offerings.

•	The Company reaffirmed its full-year guidance of net revenues between $1.055 billion and $1.075 billion and Adjusted EBITDA between $385 million and $395 million.

•
The Company declared a quarterly cash distribution of $0.40 per Limited Partner (LP) unit payable September 17, 2012; confirmed it is on track to pay a record distribution of more than $2.00 per LP unit in 2013.

Commenting on the Company's second-quarter results and trends through August 5, 2012, Matt Ouimet, Cedar Fair's president and chief executive officer said, “We are pleased with our record second-quarter results and the traction we have gained on our FUNforward growth initiatives. Our ability to stay on pace for a third consecutive record year speaks to the strength and quality of our parks and the services provided by our employees. While we experienced a solid increase in our attendance during the second quarter, it is equally pleasing that we reported a similar increase in our average in-park guest spend. New rides and

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record 2012 Second Quarter Results
August 9, 2012

attractions, premium benefit offerings and a new e-commerce platform have all contributed to these positive results, and we believe they will continue to be successful into the balance of the summer as well as our fall Halloween events.”
Second Quarter Results
As a result of the fiscal calendar, which includes an extra week and an additional 106 operating days (at all parks combined), net revenues for the fiscal second quarter increased to $357.6 million from $284.5 million in the second quarter ended June 26, 2011. Net income for the current quarter was $36.3 million, or $0.65 per diluted LP unit, versus $4.3 million, or $0.08 per diluted LP unit, for the same period in 2011.
The increase in net revenues and net income for the second quarter were in large part the result of the aforementioned 13% increase in the number of operating days in 2012 due to the timing of the fiscal second quarter close (14 weeks vs. 13 weeks). Comparing both 2012 and 2011 on a 14-week basis, total revenues for the period were up $19.0 million, or 6%, on a 3%, or 218,000-visit, increase in attendance; a 3%, or $1.09, increase in average in-park guest per capita spending; and a 7%, or $2.3 million, increase in out-of-park revenues.
For the fiscal second quarter ended July 1, 2012, Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased to $135.0 million compared with $95.9 million for the fiscal second quarter ended June 26, 2011. On a comparable 14-week basis, Adjusted EBITDA would have been up approximately $6.5 million, or 5%, as of July 1, 2012. See the attached table for a reconciliation of adjusted EBITDA to net income.
July Operations
Based on preliminary results, year-to-date revenues through August 5, 2012 increased 3%, or approximately $21 million, on a comparable operating week basis. This increase reflects a 4%, or $1.46, increase in average in-park guest per capita spending and a 2% increase in out-of-park revenues. Attendance for the seven-month period was comparable to the record-setting performance of a year ago.
“Our FUNforward growth initiatives announced in January have allowed us to continue to grow revenues during the current operating season,” said Ouimet. “These initiatives have resonated very well with our guests and they have clearly begun to pay dividends for us, as evidenced by our record season pass sales and increased guest per capita spending."

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record 2012 Second Quarter Results
August 9, 2012

Cash Flow and Liquidity Remain Strong
As of July 1, 2012, the Company had $1.14 billion of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $400.6 million of fixed-rate debt, $111.0 million borrowed under its revolving credit facilities and $35.9 million in cash on hand. The Company believes its credit facilities and cash flows are sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Distribution
The Company also announced today the declaration of a cash distribution of $0.40 per LP unit. The distribution will be paid on September 17, 2012, to unitholders of record as of September 5, 2012. “This distribution is consistent with our targeted annualized distribution rate of $1.60 per LP unit for 2012,” said Ouimet. “Based on our current results and expectations through the second half of 2012, we are on track to have a record distribution of more than $2.00 per LP unit in 2013.”
Outlook
According to Ouimet, the Company's new attractions, such as the 306-foot-tall Leviathan roller coaster at Canada's Wonderland, the water park expansion and Soak City branding at Kings Island and the Luminosity night-time show at Cedar Point, are getting strong reviews from park guests. “We introduced a variety of new offerings this year across all of our properties and we are pleased with the response to these investments,” he said. “We are committed to providing our guests with the 'best-day-of-the-year' experience they have come to expect when they visit our parks. By providing our guests with a collection of the industry's best thrill and family rides and attractions and continuing to add new and innovative experiences, we continue to send our guests home happy and looking forward to a return visit.
“While we have approximately one-third of our operating season still ahead of us, we feel very good about how the year is tracking thus far as we head into the next peak vacation month of August and into the fall season,” said Ouimet. “Based on the strength of our preliminary results through July, we are reaffirming our full-year guidance of net revenues between $1.055 billion and $1.075 billion and full-year Adjusted EBITDA between $385 million and $395 million, which represents an increase of $10 million to $20 million over last year's record Adjusted EBITDA.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record 2012 Second Quarter Results
August 9, 2012

Correction of Depreciation Expense in Prior Periods
The accompanying financial tables reflect adjustments to depreciation expense previously reported for all prior periods, including the related cumulative impact on total assets and total partners' equity as of June 26, 2011. These adjustments relate to the Company's misapplication of certain elements of the composite depreciation method. The impact of these adjustments was not deemed to be material to the results of operations, total assets or partners' equity for the previously reported periods. Further detail of these adjustments will be included in our July 1, 2012 Form 10-Q.
Conference Call
The Company will host a conference call with analysts today, August 9, 2012, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web-site (www.cedarfair.com). It will also be available for replay starting at 1:00 p.m. ET, Thursday, August 9, 2012, until 11:59 p.m. ET, Thursday, August 23, 2012. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4550464.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record 2012 Second Quarter Results
August 9, 2012

time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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This news release and prior news releases are available online at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record 2012 Second Quarter Results
August 9, 2012

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except per unit amounts)

	Three months ended		Six months ended		Twelve months ended
	(14 weeks)	(13 weeks)	(26 weeks)	(25 weeks)	(53 weeks)	(52 weeks)
	July 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011
Net revenues:
Admissions	$201,866	$160,619	$213,536	$171,231	$638,347	$572,522
Food, merchandise and games	121,335	103,989	133,867	115,771	367,532	340,365
Accommodations and other	34,405	19,882	38,401	24,357	97,038	73,161
	357,606	284,490	385,804	311,359	1,102,917	986,048
Costs and expenses:
Cost of food, merchandise and games revenues	32,486	27,111	36,573	31,223	97,407	87,611
Operating expenses	146,236	124,978	217,521	190,106	458,266	417,817
Selling, general and administrative	44,511	37,233	62,495	58,148	144,773	129,657
Depreciation and amortization	48,330	43,385	52,409	47,409	130,837	127,508
Loss on impairment of goodwill and other intangibles	—	—	—	—	—	903
(Gain) loss on impairment / retirement of fixed assets, net	(862)	—	(770)	196	1,599	62,948
	270,701	232,707	368,228	327,082	832,882	826,444
Operating income (loss)	86,905	51,783	17,576	(15,723)	270,035	159,604
Interest expense	30,236	42,185	57,039	83,297	130,927	171,183
Net effect of swaps	(173)	(1,432)	(1,143)	455	(14,717)	9,040
Loss on early debt extinguishment	—	—	—	—	—	35,289
Unrealized/realized foreign currency (gain) loss	9,301	3,043	1,109	(3,845)	14,863	(24,404)
Other (income) expense	(2)	177	(18)	1,085	(305)	(31)
Income (loss) before taxes	47,543	7,810	(39,411)	(96,715)	139,267	(31,473)
Provision (benefit) for taxes	11,221	3,528	(10,318)	(16,071)	16,970	37,418
Net income (loss)	36,322	4,282	(29,093)	(80,644)	122,297	(68,891)
Net income (loss) allocated to general partner	1	—	—	(1)	2	(1)
Net income (loss) allocated to limited partners	$36,321	$4,282	$(29,093)	$(80,643)	$122,295	$(68,890)

Net income (loss)	$36,322	$4,282	$(29,093)	$(80,644)	$122,297	$(68,891)
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	481	798	(688)	(488)	733	(7,567)
Unrealized income (loss) on cash flow hedging derivatives	(2,370)	(6,474)	(2,031)	5,590	(3,854)	40,528
Other comprehensive income (loss), (net of tax)	(1,889)	(5,676)	(2,719)	5,102	(3,121)	32,961
Total comprehensive income (loss)	$34,433	$(1,394)	$(31,812)	$(75,542)	$119,176	$(35,930)
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,481	55,346	55,433	55,341	55,389	55,338
Net income (loss) per limited partner unit	$0.65	$0.08	$(0.52)	$(1.46)	$2.21	$(1.24)
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,818	55,825	55,433	55,341	55,844	55,338
Net income (loss) per limited partner unit	$0.65	$0.08	$(0.52)	$(1.46)	$2.19	$(1.24)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Record 2012 Second Quarter Results
August 9, 2012

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
SECOND QUARTER

(In thousands)	7/1/2012	6/26/2011
Cash and cash equivalents	$35,929	$35,679
Total assets	$2,141,898	$2,156,311
Long-Term Debt, including current maturities:
Revolving credit loans	$111,000	$85,000
Term debt	1,140,100	1,177,050
Notes	400,647	399,756
	$1,651,747	$1,661,806
Total partners' equity	$67,509	$36,082

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
SECOND QUARTER
	Three months ended		Six months ended		Twelve months ended
	(14 weeks)	(13 weeks)	(26 weeks)	(25 weeks)	(53 weeks)	(52 weeks)
	July 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011	July 1, 2012	June 26, 2011
	(In thousands )
Net income (loss)	$36,322	$4,282	$(29,093)	$(80,644)	$122,297	$(68,891)
Interest expense	30,236	42,185	57,039	83,297	130,927	171,183
Interest income	(2)	(7)	(18)	(88)	(87)	(1,204)
Provision (benefit) for taxes	11,221	3,528	(10,318)	(16,071)	16,970	37,418
Depreciation and amortization	48,330	43,385	52,409	47,409	130,837	127,508
EBITDA	126,107	93,373	70,019	33,903	400,944	266,014
Loss on early extinguishment of debt	—	—	—	—	—	35,289
Net effect of swaps	(173)	(1,432)	(1,143)	455	(14,717)	9,040
Unrealized foreign currency (gain) loss	8,878	2,831	629	(4,090)	14,549	(21,554)
Non-cash equity expense (income)	568	—	2,268	(228)	2,257	(307)
Loss on impairment of goodwill and other intangibles	—	—	—	—	—	903
(Gain) loss on impairment/retirement of fixed assets, net	(862)	—	(770)	196	1,599	62,948
Terminated merger costs	—	80	—	80	150	188
Refinancing costs	—	161	—	1,150	(195)	(1,367)
Other non-recurring items (as defined)	444	847	2,165	5,271	6,420	5,271
Adjusted EBITDA (1)	$134,962	$95,860	$73,168	$36,737	$411,007	$356,425

(1) As permitted by and defined in the Amended 2010 Credit Agreement

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233